                                                                   Exhibit 10.35

                                      April 19, 2002


         I, Enrique Narciso hereby tender my resignation as an officer and director of StarMedia Network, Inc. Such resignation shall be effective immediately. In connection with my resignation, the Company and I have agreed as follows:

         o The Company shall provide me with a lump sum cash payment of $75,000, less legally required deductions. Such payment shall be deposited with a mutually acceptable escrow agent no later than close of business April 23, 2002. Provided that I have otherwise complied with the terms and conditions set forth below, such amount shall be delivered to me by such escrow agent no later than April 29, 2002.
         o I will retain possession of my laptop computer (provided that not later than April 23, 2002 I will provide the laptop to the Company for the purposes of making a copy of its hard drive and will certify in writing that I have not deleted any files therefrom since April 18, 2002).
         o The Company will continue to pay for the health insurance coverage currently being provided to me by the Company for a period of twelve (12) months, which twelve (12) month period shall end on April 30, 2003.
         o The Company will allow me to use the Company cell phone and cell service through May 31, 2002.
         o The Company will allow me to remove all my personal possessions from the Company.
         o The Company and I agree that neither party nor the Company's officers or directors will make any disparaging statements about the other.
         o I will cooperate with the Company in its transition to a new management team, including but not limited to, contacting current customers and venders of the Company and providing such other assistance as the Company's President and/or COO may reasonably request in connection with the transition.
         o The Company and I will enter into a customary mutual release with respect to all obligations between the parties other than the enforcement of the terms described herein.
         o The Company will continue to provide me D&O insurance as described in my employment agreement.
         o I will cooperate with the Company related to any third party action against the Company. The Company will pay for any expenses I incur related to such cooperation, including but not limited to, reasonable attorney fees and costs. In the event that I am contacted by any third party to provide information about the Company in connection with a threatened or pending investigation, claim or lawsuit against the Company, I will promptly advise the Company of the details of such contact and will not cooperate with such party except to the extent otherwise required by law.

         The parties agree to enter into and execute, no later than April 23, 2002, definitive agreements reflecting the foregoing and such other customary terms and conditions as the parties may agree. However, the above terms and conditions shall be binding upon the parties until such time as the definitive agreements are prepared and executed.

         I further acknowledge and agree that the Company intends to file on Form 8-K information about my resignation substantially in the form attached hereto.

         If the foregoing comports with your understanding, please execute this letter in the space provided below and return a copy to my attention.

                                   Sincerely,

                                   /s/ Enrique Narciso

                                   Enrique Narciso

Agreed to and accepted this
19 day of April, 2002


StarMedia Network, Inc.


By: /s/ Michael Hartman
   --------------------
Print Name: Michael Hartman
Title: General Counsel